Exhibit 10.53

PROMISSORY NOTE

Sebastian, Florida
$160,000.00	January 7, 2002

FOR VALUE RECEIVED, the undersigned, David C. Warren, an individual (“Maker”), promises to pay to the order of eMerge Interactive, Inc., a Delaware corporation (“Payee”) at its offices at 10305 102nd Terrace, Sebastian, Florida 32958, the principal amount of ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000.00), together with interest from the date hereof as indicated below on the principal balance of this Promissory Note (the “Note”) as follows:

1.    Payment of Principal and Interest.  The principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on or before the earliest of (a) the date Maker closes the sale of his residence located at 1605 Watch Hill Drive, Plano, Texas 75093; (b) 30 days following the date Maker for any reason ceases to be employed by Payee; or (c) January 7, 2003. Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to any unpaid collection costs, delinquency charges and other charges and any remaining amount to principal; provided, however, that upon delinquency or other Event of Default (as defined below) Payee reserves the right to apply payments among principal, interest, delinquency charges, collection costs and other charges at its discretion. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Payee indicated above, or such other place as the holder of this Note shall designate in writing to Maker. The books and records of Payee shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

2.    Interest Rate.  The unpaid principal balance from day to day outstanding hereunder shall bear interest at a rate per annum equal to the Prime Rate (as defined below) (the “Interest Rate”) calculated on the basis of the actual days elapsed but computed as if each year consisted of 360 days. For purposes of this Note, the “Prime Rate” means the variable rate of interest per annum established from time to time by Payee’s financial institution as its prime rate evidenced by the recording thereof after its announcement in such internal publication or publications as it may designate. Any change in the Prime Rate shall become effective, without prior notice to Maker, automatically as of the date of such change in the Prime Rate.

3.    Past Due Payments.  Past due amounts on this Note shall accrue interest from the date such payment was due until the date such payment is made at the rate of the Interest Rate plus two percent (2%) per annum.

4.    Use of Proceeds.  Maker agrees that the proceeds from this Note shall be used only in connection with the construction or purchase of Maker’s primary residence in the State of Florida.

5.    Maximum Interest Rate.  Notwithstanding anything contained herein to the contrary, this Note hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidences hereby or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law. If Payee shall ever receive as interest hereunder an amount that would exceed the highest lawful rate applicable to Maker, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidences hereby and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Maker, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.

6.    Prepayment.  This Note may be prepaid in part or in full at any time without penalty. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Payee may from time to time determine in its sole discretion.

7.    Event of Default.  An Event of Default, means any one of the following events:

(a)    the failure of Maker to pay any installment of principal of or interest on this Note or on any other indebtedness of Maker to Payee when due; or

(b)    the bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the death or legal incapacity of Maker; or

(c)    the failure of Maker to perform any obligation or the violation of any covenant contained in this Note other than those referred to in paragraph (a) above, and such failure or violation continues unremedied for a period of 10 days after Payee requests Maker to remedy such failure or violation.

8.    Remedies.  Upon occurrence of an Event of Default, the holder of this Note may, at its option, without further notice or demand, (a) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (b) have a right of offset against all sums due Maker from Payee, including salary, bonuses, and option proceeds, etc., (c) pursue any and all other rights, remedies and recourses available to the holder hereof, or (d) pursue any combination of the foregoing. The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies and recourses of the holder of this Note shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder. The acceptance by the holder of this Note of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of Maker as provided herein.

9.    Expenses.  If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through probate, bankruptcy or other legal proceedings of any kind, Maker agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorney fees.

10.    Waiver.  Maker hereby waives protest, presentment, notice of dishonor and notice of acceleration of maturity and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest.

11.    Governing Law; Waiver of Jury Trial.  THIS NOTE HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAWS. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM IN CONNECTION HEREWITH.

MA	KER:

/s/	David C. Warren

Da	vid C. Warren

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